Exhibit 99.1
Blueknight to Present at National Association of Publicly Traded Partnerships 2012 Master Limited Partnership Annual Investor Conference

Blueknight Energy Partners, L.P. ("BKEP" or the "Partnership") (NASDAQ:BKEP) (NASDAQ:BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced that Alex Stallings, Chief Financial Officer and Secretary of BKEP's general partner, will present at the National Association of Publicly Traded Partnerships 2012 Master Limited Partnership Annual Investor Conference at 11:45 a.m., eastern daylight time, on Thursday, May 24, 2012.
A copy of BKEP's handout materials for the conference will be available beginning at 10:00 a.m., eastern daylight time on Wednesday, May 23, 2012. Investors and interested parties can access a copy of the presentation from the BKEP website at www.bkep.com under the Investors tab.

About Blueknight Energy Partners, L.P.
BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,289 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership's Web site at www.bkep.com.

Contact:
BKEP
Investor Relations, 918-237-4032
investor@bkep.com
or
Media Contact
Brent Gooden, 405-715-3232 or 405-818-1900